Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811,
333-111076 and 333-111077 on Form S-8 of our reports dated May 13, 2005 (November 16, 2005, as to the effect of segment classification as discussed in Note 16), relating to the consolidated financial statements and financial statement schedule of Mylan Laboratories Inc. and our report dated May 13, 2005 related to management’s report on the effectiveness of internal control over financial reporting, appearing in this Current Report of Form 8-K of Mylan Laboratories Inc. filed on or about November 16, 2005.
/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
November 16, 2005